EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statements of Cemtrex, Inc. on Form S-3 (333-283995), and Form S-8 (333-248081) of our report dated December 29, 2025, with respect to the consolidated financial statements of Cemtrex, Inc., included in its Annual Report on Form 10-K for the years ended September 30, 2025 and 2024, filed with the Securities and Exchange Commission. Our opinions include an explanatory paragraph as to Cemtrex, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

December 29, 2025